Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Celsion Corporation on the prospectus supplement and accompanying prospectus to Form S-3 Registration Statement of our report dated March 24, 2011 related to the financial statements of Celsion Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and to the reference of our firm under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

July 25, 2011